Exhibit 4.27

EXECUTION COPY

DATED                                                                      2004

ELAN CORPORATION PLC

ELAN PHARMA INTERNATIONAL LIMITED

ELAN INTERNATIONAL SERVICES, LTD

ELAN PHARMACEUTICALS, INC.

MONKSLAND HOLDINGS BV

AND

AMARIN CORPORATION PLC

SETTLEMENT AGREEMENT

NICHOLSON GRAHAM & JONES

110 CANNON STREET LONDON EC4N 6AR

TEL: 020 7648 9000

FAX: 020 7648 9001

REF: OEW/E327-Elan

THIS DEED is made on • February 2004

BETWEEN:

(1)                                 ELAN CORPORATION PLC,  (a public limited company registered in Ireland) whose registered office is at Lincoln House, Lincoln Place, Dublin 2 (“Elan Corp”);

(2)                                 ELAN PHARMA INTERNATIONAL LIMITED, a company incorporated in the Republic of Ireland, whose registered office is at WIL House, Shannon Business Park, Shannon, Co Clare, Ireland (“EPIL”)

(3)                                 ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“EIS”)

(4)                                 ELAN PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California (“EP Inc”); and

(5)                                 MONKSLAND HOLDINGS BV, a private company limited by shares incorporated in the Netherlands under registered number 33265127, whose registered office is at Amsteldijk 166, 1079 Amsterdam, Netherlands (“Monksland”)

(6)                                 AMARIN CORPORATION PLC (registered in England under number 2353920) whose registered office is at 7 Curzon Street London W1J 5HG (the “Amarin”).

WHEREAS:

(A)                              Pursuant to an agreement dated 11 February 2004 and made between Amarin and Valeant Pharmaceuticals International (“Valeant”), Amarin has agreed to sell to Valeant certain of its product rights relating to Zelapar, Permax and its PCP line of products together with the entire issued share capital of Amarin Pharmaceuticals, Inc.(together the “US Business”).  Completion of the Valeant Agreement is conditional on the satisfaction of certain conditions as provided for in the Valeant Agreement.

(B)                                EIS and Monksland are together the registered holders of 4,653,819 ordinary shares in the capital of Amarin.

(C)                                Amarin is indebted to Elan pursuant to the Elan Debt Agreements.

(D)                               In connection with the previous restructuring of the Elan Debt Agreements Amarin and Elan entered into the Elan Charge to secure the obligations of Amarin under the Elan Debt Agreements.

(E)                                 In consideration of the undertakings and obligations mutually exchanged in this Deed, the parties have agreed to enter into the arrangements contemplated by this Deed in order that the indebtedness owing to Elan may be rescheduled, the Elan Charge may be released as respects the assets to be sold and the option in the Zelapar Agreement exercised and the rights and obligations of Amarin thereunder transferred to Valeant.

THIS DEED WITNESSES as follows:

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 In this Deed unless the context requires otherwise:

“Clinical Trials” means the clinical trials carried out by Elan relating to its filing of an NDA with the FDA for Zelapar more particularly described as Z/SEL/97/025 and Z/ZEL/97-026.

“Condition” means the condition set out in Clause 2;

“Deed of Release” means the deed of release relating to the Elan Charge in the Agreed Form;

“Elan” means collectively Elan Corp, EPIL, EIS, EP Inc and Monksland.

“Elan Charge” means the debenture made on 4 August 2003 (as amended) between Amarin and Elan Corp pursuant to which Amarin granted security to Elan Corp as trustee for the Elan Group;

“Elan Debt Agreements” means together;

(a)                                  the Amended and Restated Master Agreement between Elan Corp, EPIL, EIS, EP Inc, Monksland and Amarin dated 4 August 2003, as amended by Amendment Agreement between the same parties dated 23 December 2003 (the latter, “Dec 03 Amendment”) (together “Master Agreement”);

(b)                                 the Amended and Restated Asset Purchase Agreement dated as of 29 September 1999 (which agreement concerned certain products known as the “Carnrick products”) by and between EP Inc and Amarin, as varied inter alia by an Amendment Agreement No. 1 dated 4 August 2003 and the Amendment Agreement (together “Carnrick Agreement”);

(c)                                  the Loan Agreement dated 28 September 2001 between Amarin and EPIL, as varied by (i) a Deed of Variation dated 19 August 2002, (ii) a Deed of Variation No. 2 dated 23 December 2002; (iii) a Deed of Variation No. 3 dated 27 January 2003; (iv) a Deed of Variation No. 4 dated 4 August 2003 and (v) the Amendment Agreement (together “Loan Agreement”);

(d)                                 the Amended and Restated Distribution, Marketing and Option Agreement dated 28 September 2001 (which agreement concerned Permax) by and between EP Inc and Amarin, as varied by (i) Deed of Variation dated 27 January 2003, (ii) Deed of Variation No. 2 dated 4 August 2003 and (iii) the Amendment Agreement (together “Permax Agreement”); and

(e)                                  the Bridging Loan Agreement between EP Inc and Amarin dated 23 December 2003 (“Bridging Loan Agreement”).

“Elan Shares” means the 4,653,819 ordinary shares in the capital of Amarin held by Elan’s subsidiaries;

“Governmental Body”  means any:

(a)                                  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), including specifically the FDA;

(d)                                 body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(e)                                  official of any of the foregoing.

“Loan Instrument” means the instrument constituting up to $5,000,000 8% Secured Loan Notes 2009 entered into by way of deed poll by the Company on [   ] 2004;

“Proceding(s)” means any claim, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Valeant Agreement” means the asset purchase agreement dated 11 February 2004 and made between Amarin, Amarin Pharmaceutical Company Limited and Valeant relating to the sale of the US Business referred to in recital (A);

“Warrant Instrument” means the instrument granting warrants to subscribe for 500,000 ordinary shares in the capital of Amarin on [   ] 2004;

“Zelapar Agreement” means the Amended and Restated Option Agreement (Zelapar), between EPIL and Amarin dated 4 August 2003, as amended by a letter agreement between the same parties dated 23 December 2003.

“Zelapar Milestone” means the payment referred to in Clause 6.1 below.

1.2                                 In this Deed unless the context requires otherwise:

(a)                                  references to Clauses are references to clauses of this Deed and references within a sub-clause to “this Clause” shall refer to the whole Clause and not merely to the sub-clause in which it appears;

(b)                                 the Recitals form part of and are incorporated in this Deed;

(c)                                  headings are included for ease of reference only and shall not affect the interpretation of this Deed;

(d)                                 the singular shall include the plural and vice versa, and references to any gender shall include references to the other genders;

(e)                                  the expression “person” shall include individuals, corporations (wherever incorporated), unincorporated associations and partnerships;

(f)                                    any reference to a party shall mean any party to this Agreement; and

(g)                                 any reference to a document as being “in the Agreed Form” means that document in a form agreed between the parties such agreement being signified by the signature or initialling of a draft for the purposes of identification by or on behalf of each of the parties;

(h)                                 the expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

2.                                       COMPLETION

This Deed shall have no effect unless and until Amarin delivers to Elan certification from a company officer of Amarin, in a form reasonably acceptable to Elan Corp, that:

(a)                                  the Warrant Instrument has been executed, is effective and the warrant contemplated thereby has been issued to Elan or a person specified by Elan;

(b)                                 the Loan Instrument has been executed, is effective and all of the Notes contemplated thereby have been issued to Elan or a person specified by Elan for value received, namely the Elan Releases contemplated by this Deed;

(c)                                  Amarin has issued to its UK or US clearing bank irrevocable and valid instructions to transfer, or has procured that a third party has issued to its UK or US clearing bank irrevocable and valid instructions to transfer without recourse to EP Inc, the sum of US$ 17,000,000 (seventeen million dollars) by electronic bank transfer in immediately available funds to EP Inc into the following bank account (the “Elan Bank Account”) –

Bank of America

335 Madison Ave

New York, NY. 10017

Elan Pharmaceuticals, Inc.

ABA: 121000358

Account: 12330-05275

and there are sufficient funds in the transferor’s account to honour such instruction.  The parties described as “Elan” may apportion such monies as between the Elan Debt Agreements as may be agreed between those parties in their absolute discretion, but for the avoidance of doubt payment to EP Inc into the Elan Bank Account shall constitute receipt on behalf of all of them sufficient for the purposes of this paragraph (c).

3.                                       RELEASE

3.1                                 This deed is in full and final settlement of

(a)                                  subject to Clauses 3.2, 3.3, 3.4 and 3.5 all sums owing or which may become owing, all and/or any actions, claims, rights, demands, whether or not presently known or suspected, and whether actual or contingent, from the beginning of time up to and including the date of this Deed, that Amarin, on behalf of itself and/or any of its predecessors, successors, parents, subsidiaries, affiliates, related entities, and the assigns, transferees, representatives, principals, agents, officers, directors and shareholders of any of them, acting in such capacity (collectively the “Amarin Releasing Parties”) ever had, may have or hereafter can, shall or may have against Elan, all of Elan’s predecessors, successors, parents, subsidiaries, affiliates, related entities, and the assigns, transferees, representatives, principals, agents, officers, directors and shareholders of any of them, acting in such capacity (collectively the “Elan Released Parties”) arising in connection with or related to the Elan Debt Agreements, the Elan Charge and the Zelapar Agreement (the “Amarin Released Claims”)

and of:

(b)                                 subject to Clauses 3.2, 3.3, 3.4 and 3.5 all sums owing or which may become owing, all and/or any actions, claims, rights, demands, whether or not presently known or suspected, and whether actual or contingent, from the beginning of time up to and including the date of this Deed, that Elan, on behalf of itself and/or any of its predecessors, successors, parents, subsidiaries, affiliates, related entities, and the assigns, transferees, representatives, principals, agents, officers, directors and shareholders of any of them, acting in such capacity (collectively the “Elan Releasing Parties”) ever had, may have or hereafter can, shall or may have against Amarin, all of Amarin’s predecessors, successors, parents, subsidiaries, affiliates, related entities, and the assigns, transferees, representatives, principals, agents, officers, directors and shareholders of any of them, acting in such capacity (collectively the “Amarin Released Parties”) arising in connection with or related to the Elan Debt Agreements, the Elan Charge and the Zelapar Agreement (the “Elan Released Claims”).

3.2                                 Nothing in this Deed shall prevent either party making any clams or demands in respect of the Warrant Instrument, the Loan Instrument, the Elan Charge (as amended by the Debenture Amendment Agreement No. 2) or any other agreement of even date herewith to include for the avoidance of doubt any other Restructuring Document or other document described in the “Escrow Letter” of today’s date entered into by Amarin and Elan Corp, in respect of claims arising solely in connection with matters on or after the date of this Deed or any other agreement or arrangement entered into between the parties and/or their respective subsidiary companies subsequent to the parties entering into this Deed

3.3                                 Nothing in this Deed shall be deemed a release of or otherwise prejudice or affect:

(a)                                  EIS’ or Monksland’s rights as ordinary shareholders of Amarin, except to the extent of the releases provided by the Amarin Releasing Parties to the Elan Released Parties on their behalf, nor their rights under the Registration Rights Agreement dated as of 21 October 1998 and amended by Amendment No. 1 and Waiver dated 27 January 2003 between Amarin, EIS and Monksland;

(b)                                 any right of any party to enforce the provisions of this Deed;

(c)                                  without prejudice to the generality of the foregoing, any right the Elan Releasing Parties or the Amarin Released Parties may have against the Elan Releasing Parties, the Amarin Released Parties and/or Valeant under (i) the Permax Assignment and Assumption Agreement between EP Inc., Amarin and Valeant Pharmaceuticals International; (ii) the Zelapar Assignment and Assumption Agreement between EPIL and Amarin; (iii) the Zelapar Assignment and Assumption Agreement between Amarin, EPIL and Valeant Pharmaceuticals International;

and in particular the rights to indemnification provided thereunder;

(d)                                 any provision of any agreement requiring confidential information of a party to be kept confidential and/or not misused by the other party;

(e)                                  the provisions relating to product liability set out in Clauses 3.4 and 3.5 below;

and accordingly, the Elan Debt Agreements and the Zelapar Agreement are deemed terminated with effect from the date of this Deed if not already terminated, so that only the post-termination restrictions on confidentiality shall apply.

3.4                                 EP Inc and Amarin retain their respective rights and are subject to such obligations as are set out in Clause 4 of the Assignment and Assumption Agreement relating to Permax with effective date 29th March 2002.

3.5                                 Elan Corp represents and warrants to Amarin that to Elan’s knowledge there are no Proceedings or pending Proceedings that have been commenced against Elan or any of its subsidiaries relating to the use of the product Zelapar in the Clinical Trials. Additionally, to

Elan’s knowledge, no such Proceeding has been threatened nor to Elan’s knowledge is Elan aware of any circumstances which are likely to give rise to any Claim (as defined below).

3.6                                 Amarin shall indemnify Elan from and against any claim, damage or loss, including reasonable attorneys’ fees (a “Claim”), to the extent that such Claim is related to the use of Zelapar in the Clinical Trials save that the foregoing indemnity shall not apply:

(a)                                  to the extent a Claim is attributable to an act or omission of Elan constituting negligence, recklessness, wilful misconduct or fraud by Elan; and/or

(b)                                 where Elan is breach of the warranty and representation set out in Clause 3.5 Claim has been commenced as of the date of this Deed or, to the actual knowledge of Elan, is threatened as of the date of this Deed.

4.                                       COVENANTS NOT TO SUE

The Amarin Releasing Parties agree not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any one or more of the Elan Released parties any action suit or proceedings concerning the Elan Debt Agreement, the Elan Charge and or in connection with the Zelapar Agreement or any other arrangements or agreement in place as at the date of this deed save in respect of those matters referred to in Clauses 3.2, 3.3, 3.4 and  3.5 above. The Elan Releasing Parties agree not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any one or more of the Amarin Released parties any action suit or proceedings concerning the Elan Debt Agreement, the Elan Charge and or in connection with the Zelapar Agreement or any other arrangements or agreement in place as at the date of this deed save in respect of those matters referred to in Clauses 3.2, 3.3, 3.4 and 3.5 above .

5.                                       THE ELAN SHARES

The parties agree that Amarin may if it desires (but shall not be obliged to) procure persons willing to purchase all or some of the Elan Shares from Elan. If any such potential purchasers are identified and brought to the attention of Elan, Elan shall give consideration to the sale of all or some of the Elan shares (as the case may be) to such purchaser(s) but shall not in any event be obliged to sell all or any of the Elan Shares to such potential purchasers.

6.                                       OUTSTANDING PAYMENTS

6.1                                 Amarin shall pay to EPIL the one time sum of US$ 1,000,000 (one million dollars) upon the receipt from Valeant of the sum of $3,000,000 (three million dollars) payable by Valeant to Amarin pursuant to the Valeant Agreement in respect of the Successful Completion of the Zelapar safety studies.

6.2                                 Amarin shall further pay to EP Inc the sum of US$ 195,000 (one hundred and ninety five thousand) upon receipt of the sum due from Watson Pharmaceuticals Inc. in respect of the Swedish Sale (as defined in the Master Agreement) in respect of the completion balance sheet adjustment as payable by Watson to Amarin , if not already paid prior to the date of this Deed.  Such payment shall fully discharge Amarin’s obligations to Elan in respect of the proceeds of the Swedish Sale.

6.3                                 The payment referred to in Clauses 6.1 and 6.2 are in additional consideration of Elan entering into the transaction constituted by this Deed and associated documents.  Each such payment is non-refundable, may not be applied against any other obligations from Amarin to any Elan Released Party whatsoever, is not subject to any future performance obligation by any Elan Released Party and is independent and distinct from any other provision of this Deed.

7.                                       WARRANTIES

7.1                                 Amarin represents and warrants to Elan that:

(a)                                  it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under this Deed and its obligations under this Deed are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

(b)                                 there are no agreements between Amarin and any third party that conflict with this Deed;

(c)                                  it does not require any further consents or approvals to consummate the transaction contemplated by this Deed including:

(i)                                     approval of its shareholders; or

(ii)                                  approval of NASDAQ.

7.2                                 Elan represents and warrants to Amarin that:

(a)                                  it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under this Deed and its obligations under this Deed are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

(b)                                 there are no agreements between Amarin and any third party that conflict with this Deed;

(c)                                  it does not require any further consents or approvals to consummate the transaction contemplated by this Deed including:

(i)                                     approval of its shareholders; or

(ii)                                  approval of NYSE.

8.                                       COSTS.

Except as otherwise provided in this Deed, the parties shall pay their own costs in connection with this Deed.

9.                                       CONFIDENTIALITY

Except as provided in or anticipated by this Deed, each party shall at all times during the continuance of this Deed use its respective best endeavours to keep the contents of this Deed confidential and accordingly shall not disclose details of the contents of this Deed to any other person other than on a confidential basis.

10                                  ANNOUNCEMENTS:

10.1                              Subject to Clause 10.2. no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party hereto without the prior written approval of the other party (Elan Corp in the case of Elan).

The terms of any such announcement shall be agreed in good faith by the parties.

10.2                           Required Disclosures:

A party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Amendment Agreement, or to disclose Confidential Information that the Disclosing Party is required to make or disclose pursuant to:

(a)                                  a valid order of a court or Governmental Body; or

(b)                                 any other requirement of law, regulation or any securities market or stock exchange;

PROVIDED THAT if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other party or parties hereto prompt notice of such fact to enable the other party or parties hereto to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other party or parties hereto in connection with that other party’s or parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

11.                               FURTHER ASSURANCES

Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other party may from time to time reasonably require for the purpose of giving to the other party the full benefit of all of the provisions of this Deed

12                                  WHOLE AGREEMENT

12.1                           In this Clause 12:

the “Associated Documents” means the documents to be entered into by the parties in connection with the subject matter of this Deed as expressly provided for in this Deed and any other documents entered into by the parties contemporaneously with or after this Deed which expressly refer to this Deed; and

“pre-contractual statement” means any statement, representation, warranty, undertaking or promise (whether in writing or not) made by or on behalf of any party to this Deed prior to entering into this Deed except to the extent expressly repeated in this Deed or the Associated Documents.

12.2                           This Deed, together with the Associated Documents, represents the whole agreement and understanding between the parties and supersedes all other agreements and understandings between the parties or any of them relating to the subject matter of this Deed.

12.3                           This Deed supersedes and extinguishes all pre-contractual statements.

12.4                           Without prejudice to Clause 12.3, each party warrants to the others that, in entering into this Deed and the Associated Documents, it has not relied on any pre-contractual statement.

12.5                           Nothing in this Clause 12 shall exclude or restrict any liability to which any of the parties may be subject by reason of any fraudulent misrepresentation or any remedy available to any of the parties by reason of such fraudulent misrepresentation.

13                                  VARIATION

No modification, variation or amendment of this Deed shall be effective unless such modification, variation or amendment is in writing and has been signed as a deed by or on behalf of both of the parties.

14                                  ASSIGNMENT

Elan may assign the Zelapar Milestone.

Subject to the foregoing, neither of the parties shall, without the prior written consent of the other, assign, transfer, charge or deal in any other manner with this Deed or any rights under it nor subcontract any of its obligations under this Deed in whole or in part.

15                                  GOVERNING LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with English law PROVIDED THAT to the extent that any of the releases given by the parties in Clause 3 would, if governed by the laws of the state of Delaware, release claims arising in connection with or related to the Carnrick Agreement and/or the Permax Agreement and/or the Zelapar Agreement which would not be so released under English law, the interpretation of this Deed under Delaware law shall apply in respect of such claims.

Each of the parties submits to the non-exclusive jurisdiction of the Courts of England.

16                                  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

17                                  INVALIDITY

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of the Deed nor the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Deed.

18                                  COUNTERPARTS

This Deed may be signed in any number of counterparts, each of which, when executed and delivered, shall be an original and all of which together evidence the same agreement/deed.

IN WITNESS whereof this deed has been duly executed and is intended to be and is delivered on the date first above written.

SIGNED and delivered as a Deed	)
by	)
as attorney for	)
ELAN CORPORATION, PLC.	)
in the presence of:	)

Signature of witness

SIGNED and delivered as a Deed	)
by	)
as attorney for	)
ELAN PHARMA INTERNATIONAL	)
LIMITED	)
in the presence of:	)

Signature of witness

The Common Seal of	)
ELAN INTERNATIONAL	)
SERVICES, LTD.	)
was hereunto affixed in the presence of:	)

Director

Director / Secretary

EXECUTED and delivered as a Deed by:
ELAN PHARMACEUTICALS, INC.

Name:
Title:

SIGNED and delivered as a Deed )
by )
as attorney for )
MONKSLAND HOLDINGS BV )
in the presence of: )

Signature of witness

EXECUTED AND DELIVERED
AS A DEED by AMARIN CORPORATION PLC
acting by:

Signature of Director

Print name of Director

Signature of Director/Secretary

Print name of Director/Secretary